UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2016

KeyStone Solutions, Inc.

(Exact name of issuer as specified in its charter)

Delaware	81-1771208
State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

14420 Albemarle Point Place, Suite 200, Chantilly, VA 20151

(Full mailing address of principal executive offices)

(703) 953-3838

(Issuer’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

3,000,000 Units consisting of:

3,000,000 Shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share

and

Warrants to purchase 750,000 Shares of Common Stock, par value $0.0001 per share

and

2,892,857 Shares of Common Stock, par value $0.0001 per share, issuable upon the conversion of Series A Cumulative Convertible Redeemable Preferred Stock and the exercise of Warrants

PART II

INFORMATION TO BE INCLUDED IN REPORT

Item 1.	Business

The information required by this item is incorporated by reference to that certain Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Novume Solutions, Inc. (SEC File No. 333-216014), filed with the Securities and Exchange Commission (the “SEC”) on June 9, 2017 (the “Registration Statement”). The Registration Statement is available on EDGAR at https://www.sec.gov/Archives/edgar/data/1697851/000119312517199975/0001193125-17-199975-index.htm . Please refer to the sections therein entitled “SUMMARY” beginning on page 6, “INFORMATION ABOUT KEYSTONE” beginning on page 54, “THE TRANSACTION” beginning on page 37, “THE MERGER AGREEMENT” beginning on page 114, and “COMPARISON OF STOCKHOLDER RIGHTS” beginning on page 129, respectively.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information required by this item is incorporated by reference to the Registration Statement. Please refer to the section there in entitled, “KEYSTONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Results of Operations - Comparison of the Years Ended December 31, 2016 and 2015” beginning on page 77 of the Registration Statement.

Item 3.	Directors and Officers

The information required by this item is incorporated by reference to the Registration Statement. Please refer to the sections therein entitled “DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES OF KEYSTONE” beginning on page 62, “KEYSTONE DIRECTOR COMPENSATION” beginning on page 63 “KEYSTONE EXECUTIVE COMPENSATION” beginning on page 64, and “KEYSTONE SOLUTIONS, INC. 2016 EQUITY AWARD PLAN” beginning on page 65, respectively.

Item 4.	Security Ownership of Management and Certain Securityholders

The information required by this item is incorporated by reference to the Registration Statement. Please refer to the section there in entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF KEYSTONE” beginning on page 126.

Item 5.	Interest of Management and Others in Certain Transactions

The information required by this item is incorporated by reference to that certain Offering Circular appended to the Offering Statement on Form 1-A Amendment No. 3 of KeyStone Solutions, Inc. (the “Company”) (SEC File No. 024-10551), as filed with the SEC on October 21, 2016 and which was declared qualified by the SEC on November  8, 2016. The Offering Circular is available on EDGAR at https://www.sec.gov/Archives/edgar/data/1670087/000119312516743889/d178022dpartiiandiii.htm. Please refer to the section therein entitled “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS” beginning on page 63.

The information required by this item is also incorporated by reference to that certain Current Report on Form 1-U filed by the Company on January 26, 2017 (SEC File No.  24R-0048). The Current Report is available on EDGAR at https://www.sec.gov/Archives/edgar/data/1670087/000119312517019710/d322737d1u.htm.

The information required by this item is also incorporated by reference to the Registration Statement. Please refer to the section therein entitled “THE TRANSACTION—INTERESTS OF CERTAIN PERSONS IN THE MERGERS” beginning on page 40, “DIRECTORS AND OFFICERS OF NOVUME” beginning on page 46, and “SECURITY OWNERSHIP OF NOVUME” beginning on page 53.

Item 6.	Other Information

On April 12, 2017, the Company entered into a written agreement with Dr. Richard Nathan, to extend the term of his employment agreement, dated as of April 22, 2016, until December 31, 2017. All other terms of his existing employment agreement remain unchanged and in full force and effect.

On April 21, 2017, AOC Key Solutions, Inc. entered into a written agreement with Gregory McCarthy, to extend the term of his employment agreement, dated as of April 21, 2014, until April 21, 2018 and increase his base salary thereunder from $229,000 per annum to $275,000 per annum. All other terms of his existing employment agreement remain unchanged and in full force and effect.

Item 7.	Financial Statements

KEYSTONE SOLUTIONS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of KeyStone Solutions, Inc.

We have audited the accompanying consolidated balance sheets of KeyStone Solutions, Inc. (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KeyStone Solutions, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BD & Company, Inc.
Owings Mills, Maryland
June 9, 2017

KeyStone Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,788,587	$567,866
Accounts receivable	1,997,831	1,734,022
Other current assets	81,011	73,753

Total current assets	4,867,429	2,375,641

PROPERTY AND EQUIPMENT:
Furniture and fixtures	137,784	136,327
Office equipment	463,937	434,037
Leasehold improvements	33,259	33,259

	634,980	603,623
Less: accumulated depreciation	(515,911)	(469,517)

Net property and equipment	119,069	134,106

OTHER ASSETS
Deferred offering and financing costs	236,963	—
Deferred tax assets, net	219,982	—
Deposits	39,282	39,282

Total other assets	496,227	39,282

Total Assets	$5,482,725	$2,549,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$577,268	$419,482
Accrued expenses and other current liabilities	575,203	547,131

Total current liabilities	1,152,471	966,613

LONG-TERM LIABILITIES
Note payable	457,289	—
Deferred rent	56,709	52,378

Total Long-term liabilities	513,998	52,378

Total Liabilities	1,666,469	1,018,991

Series A Cumulative Convertible Redeemable Preferred stock, $0.0001 par value, 500,000 and zero shares authorized, 301,570 and zero shares issued and outstanding as of December 31, 2016 and 2015, respectively	2,269,602	—

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 25,000,000 and 1,500 shares authorized, 5,000,000 and 1,370 shares issued and outstanding as of December 31, 2016 and 2015, respectively	500	—
Preferred stock, $0.0001 par value, 7,500,000 and zero shares authorized, 500,000 and zero shares designated as of December 31, 2016 and 2015, respectively	—	—
Additional paid-in capital	1,976,549	597,704
(Accumulated deficit) retained earnings	(430,395)	932,334

Total Stockholders’ Equity	1,546,654	1,530,038

Total Liabilities and Stockholders’ Equity	$5,482,725	$2,549,029

The accompanying notes are an integral part of these consolidated financial statements.

KeyStone Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2016	2015
REVENUE	$12,128,406	$9,661,795
Cost of revenue	6,959,514	5,496,722

Gross profit	5,168,892	4,165,073
OPERATING EXPENSES
Selling, general, and administrative expenses	5,262,768	3,795,678

(Loss) income from operations	(93,876)	369,395

OTHER EXPENSES
Interest expense	(165,079)	—

Total other expenses	(165,079)	—

(Loss) income before taxes	(258,955)	369,395
Benefit from income taxes	219,971	—

Net (loss) income	$(38,984)	$369,395

(Loss) earnings per common share - basic and diluted	$(0.01)	$269.63

Weighted average shares outstanding - basic and diluted	3,958,619	1,370

The accompanying notes are an integral part of these consolidated financial statements.

KeyStone Solutions, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
Balance as of January 1, 2015	1,370	$—	$597,704	$830,697	$1,428,401
Net income	—	—	—	369,395	369,395
Stockholders’ distributions	—	—	—	(267,758)	(267,758)

Balance as of December 31, 2015	1,370	—	597,704	932,334	1,530,038
Stockholders’ distributions	—	—	—	(125,615)	(125,615)
Net income of AOC Key Solutions through March 14, 2016	—	—	—	386,125	386,125
Contribution of undistributed earnings from AOC Key Solutions	—	—	1,192,844	(1,192,844)	—
Net common stock issued in recapitalization	4,998,630	500	(500)	—	—
Share-based compensation	—	—	26,844	—	26,844
Issuance of warrants in connection with note payable	—	—	58,520	—	58,520
Issuance of warrants in connection with preferred stock	—	—	101,137	—	101,137
Preferred stock dividends	—	—	—	(5,286)	(5,286)
Net loss from March 15, 2016 through December 31, 2016	—	—	—	(425,109)	(425,109)

Balance as of December 31, 2016	5,000,000	$500	$1,976,549	$(430,395)	$1,546,654

The accompanying notes are an integral part of these consolidated financial statements.

KeyStone Solutions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(38,984)	$369,395
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	51,870	70,268
Deferred income taxes	(219,982)	—
Share-based compensation	26,844	—
Amortization of deferred financing costs	28,703	—
Deferred rent	4,330	52,379
Warrant expense	101,634	—
Changes in operating assets and liabilities
Accounts receivable	(263,809)	(106,948)
Other current assets	(7,258)	23,191
Accounts payable	157,786	(147,626)
Accrued expenses and other current liabilities	22,787	—

Net cash (used in) provided by operating activities	(136,079)	260,659

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(36,833)	(57,343)

Net cash (used in) investing activities	(36,833)	(57,343)

CASH FLOWS FROM FINANCING ACTIVITIES
Stockholders’ distributions	(125,615)	(267,758)
Proceeds from note payable	500,000	—
Net proceeds from issuance of preferred stock	2,269,602	—
Payment of deferred offering costs	(216,842)	—
Payment of financing costs	(33,512)	—

Net cash provided by (used in) financing activities	2,393,633	(267,758)

Net increase (decrease) in cash and cash equivalents	2,220,721	(64,442)
Cash and cash equivalents at beginning of year	567,866	632,308

Cash and cash equivalents at end of year	$2,788,587	$567,866

The accompanying notes are an integral part of these consolidated financial statements.

KeyStone Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

NOTE 1 – NATURE OF OPERATIONS AND RECAPITALIZATION

Nature of Operations

KeyStone Solutions, Inc. (the “Company” or “KeyStone”) was formed in March 2016 as a holding company for its wholly-owned subsidiary AOC Key Solutions, Inc. (“KSI” or “Predecessor”). KSI provides consulting and technical support services to assist clients seeking U.S. Federal government contracts in the technology, telecommunications, defense, and aerospace industries. Both the Company and KSI are headquartered in Chantilly, Virginia and have an office in New Orleans, Louisiana.

Recapitalization

On March 15, 2016, the stockholders of KSI formed KeyStone as a holding company with the same proportionate ownership percentage as KSI. On that same date KSI entered into a merger agreement (the “Merger Agreement”) with KeyStone and KCS Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of KeyStone with no activity. Pursuant to the Merger Agreement, on March 15, 2016, Merger Sub was merged with and into KSI, and thus KSI became a wholly-owned subsidiary of KeyStone. To complete the merger, the stockholders exchanged 100% of the outstanding common stock of KSI for newly issued common stock of KeyStone, representing 100% of the outstanding common stock. This effectively transferred 100% of the voting equity interest and control of KSI to KeyStone. The undistributed earnings totaling $1,192,844 of KSI as of that date were considered a capital contribution to KeyStone and were therefore reclassified to additional paid-in capital. The operations of KSI did not change, nor have any assets or operations transferred to either KeyStone or Merger Sub. The merger transaction resulted in no gain or loss to either entity. The stockholders’ proportionate ownership of KeyStone remains the same as it was for KSI. KeyStone accounted for the merger transaction as a recapitalization in the accompanying consolidated financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of KeyStone, the parent company, and its wholly-owned subsidiaries AOC Key Solutions, Inc., Novume Media, Inc. and Chantilly Petroleum, LLC.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the accounting rules under Regulation S-X, as promulgated by the Securities and Exchange Commission (“SEC”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

KeyStone considers all highly liquid debt instruments purchased with the maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are customer obligations due under normal trade terms. The Company provides its services primarily to clients seeking U.S. Federal government contracts in the technology, communications, defense and aerospace industries. The Company performs continuing credit evaluations of its clients’ financial condition, and the Company generally does not require collateral.

Management reviews accounts receivable to determine if any receivables will potentially be uncollectible. Factors considered in the determination include, among other factors, number of days an invoice is past due, client historical trends, available credit ratings information, other financial data and the overall economic environment. Collection agencies may also be utilized if management so determines.

The Company records an allowance for doubtful accounts based on specifically identified amounts that are believed to be uncollectible. The Company also considers recording as an additional allowance a certain percentage of aged accounts receivable, based on historical experience and the Company’s assessment of the general financial conditions affecting its customer base. If actual collection experience changes, revisions to the allowance may be required. After all reasonable attempts to collect an account receivable have failed, the amount of the receivable is written off against the allowance. Based on the information available, the Company concluded that an allowance was not required at December 31, 2016 or 2015, respectively.

Property and Equipment

The cost of furniture and fixtures and office equipment is depreciated over the useful lives of the related assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the lease. Depreciation and amortization is recorded on the straight-line basis.

The range of estimated useful lives used for computing depreciation are as follows:

Furniture and fixtures	5 - 10 years
Office equipment	3 - 5 years
Leasehold improvements	10 years

Depreciation and amortization expense for the years ended December 31, 2016 and 2015 was $51,870 and $70,268, respectively.

Revenue Recognition

The Company recognizes revenues for the provision of services when persuasive evidence of an arrangement exists, services have been rendered or delivery has occurred, the fee is fixed or determinable and the collectability of the related revenue is reasonably assured. The Company principally derives revenues from fees for services generated on a project-by-project basis. Revenues for time-and-materials contracts are recognized based on the number of hours worked by the employees or consultants at an agreed-upon rate per hour set forth in the Company’s standard rate sheet or as written from time to time in the Company’s contracts or purchase orders. Revenues related to firm-fixed-price contracts are primarily recognized upon completion of the project as these projects are typically short-term in nature.

Advertising

The Company expenses all non direct-response advertising costs as incurred. Such costs were not material for the years ended December 31, 2016 and 2015.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual amounts may differ from these estimates. On an on-going basis, the Company evaluates its estimates, including those related to collectability of accounts receivable, fair value of debt and equity instruments and income taxes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ from those estimates under different assumptions or conditions.

Income Taxes

Through March 15, 2016, KSI elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, KSI did not pay U.S. Federal corporate income taxes, and in most instances state income tax, on its taxable income. Instead, the KSI stockholders were liable for individual income taxes on their respective shares of KSI’s net income. KSI effectively revoked its S Corporation election upon the March 15, 2016 merger with the KeyStone. Both KSI and KeyStone are currently subject to corporate income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s evaluation as of December 31, 2016 revealed no uncertain tax positions that would have a material impact on the consolidated financial statements. The 2013 through 2015 tax years remain subject to examination by the IRS and various states. Management does not believe that any reasonably possible changes will occur within the next twelve months that will have a material impact on the consolidated financial statements.

Equity-Based Compensation

The Company recognizes equity-based compensation based on the grant-date fair value of the award on a straight-line basis over the requisite service period, net of estimated forfeitures. Total equity-based compensation expense included in selling, general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, 2016 and 2015 was $26,844 and $0, respectively.

The Company estimates the fair value of stock options using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires the use of subjective assumptions, including the fair value and projected volatility of the underlying common stock and the expected term of the award.

The fair value of each option granted has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions during the year ended December 31, 2016:

2016
Risk-free interest rate	1.14%
Expected term	5 years
Volatility	70%
Dividend yield	0%
Estimated annual forfeiture rate at time of grant	0%

Risk-Free Interest Rate – The yield on actively traded non-inflation indexed U.S. Treasury notes with the same maturity as the expected term of the underlying grants was used as the average risk-free interest rate.

Expected Term – The expected term of options granted during the year ended December 31, 2016 was determined based on management’s expectations of the options granted which are expected to remain outstanding.

Expected Volatility – As the Company is a private entity, there is not a substantive share price history to calculate volatility and, as such, the Company has elected to use the calculated value method.

Dividend Yield – The Black-Scholes option pricing model requires an expected dividend yield as an input. The Company has not issued regular dividends in the past nor does the Company expect to issue dividends in the future.

Forfeiture Rate – This is the estimated percentage of equity grants that are expected to be forfeited or cancelled on an annual basis before becoming fully vested. The Company estimates the forfeiture rate based on past turnover data, level of employee receiving the equity grant, and vesting terms, and revises the rate if subsequent information indicates that the actual number of instruments that will vest is likely to differ from the estimate. The cumulative effect on current and prior periods of a change in the estimated number of awards likely to vest is recognized in compensation cost in the period of the change.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value as of December 31, 2016 and 2015 because of the relatively short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value as of December 31, 2016, given management’s evaluation of the instrument’s current rate compared to market rates of interest and other factors.

The determination of fair value is based upon the fair value framework established by Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. ASC 820 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. The Company has concluded that its Series A Preferred Stock is a Level 3 financial instrument and that the fair value approximates the carrying value due to the proximity of the date of the sale of the Series A Preferred Stock to independent third-parties as compared to December 31, 2016. There were no changes in levels during 2016 and the Company did not have any financial instruments prior to 2016.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. Concentrations of credit risk with respect to accounts receivable are minimal due to the collection history and due to the nature of the Company’s client base. The Company limits its credit risk with respect to cash by maintaining cash balances with high quality financial institutions. At times, the Company’s cash may exceed U.S. Federally insured limits and as of December 31, 2016 and 2015, the Company had $2,632,340 and $375,972, respectively, of cash and cash equivalents on deposit that exceeded the federally insured limit.

Earnings per Share

Basic earnings per share, or EPS, is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common and potentially dilutive securities outstanding during the period except for periods of net loss for which no potentially dilutive securities are included because their effect would be anti-dilutive. Potentially dilutive securities consist of common stock issuable upon exercise of stock options or warrants using the treasury stock method. Potentially dilutive securities issuable upon conversion of the Series A Preferred Stock are calculated using the if-converted method.

The Company calculates basic and diluted earnings per common share using the two-class method. Under the two-class method, net earnings are allocated to each class of common stock and participating security as if all of the net earnings for the period had been distributed. Participating securities consist of Series A Preferred Stock and warrants that contain a nonforfeitable right to receive dividends and therefore are considered to participate in undistributed earnings with common stockholders.

Going Concern Assessment

Beginning with the year ended December 31, 2016 and all annual and interim periods thereafter, management will assess going concern uncertainty in the Company’s consolidated financial statements to determine there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in U.S. GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, and its ability to delay or curtail expenditures or programs, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period. Management’s assessment determined the Company is a going concern.

New Accounting Pronouncements

Recently Issued Accounting Pronouncements

Not Yet Adopted

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. The standard reduces complexity in several aspects of the accounting for employee share-based compensation, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years, with early adoption permitted. The Company believes that when adopted, this ASU will have minimal impact on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases. This ASU is a comprehensive new leases standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Topic 842 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years; earlier adoption is permitted. In the financial statements in which the ASU is first applied, leases shall be measured and recognized at the beginning of the earliest comparative period presented with an adjustment to equity. Practical expedients are available for election as a package and if applied consistently to all leases. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial condition, results of operations and cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as a new Topic, ASC Topic 606, which supersedes existing accounting standards for revenue recognition and creates a single framework. Additional updates to Topic 606 issued by the FASB in 2015 and 2016 include the following:

•	ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the new guidance such that the new provisions will now be required for fiscal years, and interim periods within those years, beginning after December 15, 2017.

•	ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations (reporting revenue gross versus net).

•	ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which clarifies the implementation guidance on identifying performance obligations and classifying licensing arrangements.

•	ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which clarifies the implementation guidance in a number of other areas.

The underlying principle is to use a five-step analysis of transactions to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The standard permits the use of either a retrospective or modified retrospective application. The Company is currently in the process of completing its assessment of any significant contract and assessing the impact the adoption of the new revenue standard will have on its consolidated financial statements and related disclosures. Thus far the Company does not believe the adoption of this standards update will have a material effect on its consolidated financial statements and related disclosures. However, the Company will continue its evaluation of the standards update through the date of adoption. The standard update, as amended, will be effective for annual periods beginning after December 15, 2017.

There are currently no other accounting standards that have been issued but not yet adopted that will have a significant impact on the Company’s financial position, results of operations or cash flows upon adoption.

Recently Adopted

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 is aimed at reducing complexity in accounting standards. Currently, GAAP requires the deferred taxes for each jurisdiction to be presented as a net current asset or liability and net noncurrent asset or liability. This requires a jurisdiction-by-jurisdiction analysis based on the classification of the assets and liabilities to which the underlying temporary differences relate, or, in the case of loss or credit carryforwards, based on the period in which the attribute is expected to be realized. Any valuation allowance is then required to be allocated on a pro rata basis, by jurisdiction, between current and noncurrent deferred tax assets. To simplify presentation, the new guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. As a result, each jurisdiction will now only have one net noncurrent deferred tax asset or liability. The guidance does not change the existing requirement that only permits offsetting within a jurisdiction; companies are still prohibited from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. The new guidance is effective in fiscal years beginning after December 15, 2016, including interim periods within those years, with early adoption permitted. The Company early adopted and applied the new standard retrospectively to the prior period presented in the consolidated balance sheets and it did not have a material impact.

In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03). The update requires that deferred debt issuance costs be reported as a reduction to long-term debt (previously reported in other noncurrent assets). The Company adopted ASU 2015-03 in 2016 and for all retrospective periods, as required, and the impact of the adoption was not material to the consolidated financial statements

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern, which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. This accounting standard update applies to all entities and was effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter, with early adoption permitted. The Company adopted this standard during fiscal year 2016.

The Company does not believe that any recently issued accounting standards, in addition to those referenced above, would have a material effect on its consolidated financial statements.

NOTE 3 — SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2016 and 2015 was as follows:

Cash paid for interest during the year ended December 31, 2016 was $48,957. No interest was paid in 2015.

Non-cash Financing Activities

As more fully disclosed in Note 1, on March 16, 2016, the stockholders exchanged 100% of their outstanding shares of common stock in KSI for proportionate shares of KeyStone’s outstanding common stock and undistributed earnings of $1,192,844 were contributed to Keystone.

Dividends on the Series A Preferred Stock totaling $5,286 were approved and declared in 2016.

Warrants issued in connection with note payable	$58,520

Warrants issued in connection with issuance of Series A Preferred Stock	$101,634

NOTE 4 — DEBT

Line of Credit

AOC Key Solutions was a party to a business loan agreement (the “2015 Loan Agreement”) with Sandy Spring Bank (the “Lender”) dated as of September 25, 2015. The primary credit facility was an asset-based revolving line of credit up to $1,000,000 which was due to mature on September 30, 2016. To secure its obligations under the 2015 Loan Agreement, AOC Key Solutions had granted to the Lender a security interest in its accounts receivable. The Lender was required to advance funds to AOC Key Solutions up to the lesser of (1) $1,000,000 or (2) eighty percent (80%) of the aggregate amount of all of AOC Key Solutions’ accounts receivable aged 90-days or less which contained selling terms and conditions acceptable to the Lender. AOC Key Solutions’ obligations under the 2015 Loan Agreement were guaranteed by James McCarthy, Chairman of the Board of AOC Key Solutions, and his wife. AOC Key Solutions did not draw any funds from this credit facility in 2015. Pursuant to First Amendment to Business Loan Agreement (Asset Based), dated May 9, 2016, the Lender had waived the restrictions in the 2015 Loan Agreement on AOC Key Solutions’ ability to make dividends to the Company. There was no outstanding balance on the 2015 Loan Agreement at December 31, 2015.

On August 11, 2016, KeyStone entered into Loan and Security Agreement (the “2016 Line of Credit”) with Sandy Spring Bank that replaces the 2015 Loan Agreement with KSI. The 2016 Line of Credit is comprised of: 1) an asset-based revolving line of credit up to $1,000,000 for short-term working capital needs and general corporate purposes which is due to mature on July 31, 2017, bears interest at the Wall Street Journal Prime Rate, floating, plus 0.50% and is secured by a first lien on all of KeyStone’s business assets; and 2) an optional term loan of $100,000 which must be drawn by July 31, 2017, which is for permanent working capital, bears interest at the Wall Street Journal Prime Rate, floating, plus 0.75%, requires monthly payments of principal plus interest to fully amortize the loan over four (4) years, is secured by a first lien on all of KeyStone’s business assets, cross-collateralized and cross-defaulted with the revolving line of credit, and matures on February 15, 2019. The 2016 Line of Credit does not require any personal guarantees.

The borrowing base for the 2016 Line of Credit is up to the lesser of (1) $1,000,000 or (2) eighty percent (80%) of the aggregate amount of all of KeyStone’s eligible accounts receivable as defined by Sandy Spring Bank. The borrowing base for the $100,000 term loan is fully reserved under the borrowing base for the revolving line of credit. The 2016 Line of Credit has periodic reporting requirements, balance sheet and profitability covenants, as well as affirmative and negative operational and ownership covenants. KeyStone was in compliance with all 2016 Line of Credit covenents at December 31, 2016. There was no outstanding balance on the 2016 Line of Credit at December 31, 2016.

Long-Term Debt

On March 16, 2016, KeyStone entered into a Subordinated Note and Warrant Purchase Agreement (the “Note Purchase Agreement”) pursuant to which KeyStone agreed to issue up to $1,000,000 in subordinated debt and warrants to purchase up to 125,000 shares of KeyStone’s common stock (“Subordinated Note Warrants”). The exercise price for the Subordinated Note Warrants is equal to $2.00 per share of common stock. As of December 31, 2016, subordinated notes with a face amount of $500,000 and Subordinated Note Warrants to purchase 62,500 shares of KeyStone’s common stock have been issued pursuant to the Note Purchase Agreement to Avon Road Partners, L.P. (“Avon Road”), an affiliate of Robert Berman, KeyStone’s CEO and a member of KeyStone’s Board of Directors. The warrant has an expiration date of March 16, 2019 and qualified for equity accounting as the warrant did not fall within the scope of ASC Topic 480, Distinguishing Liabilities from Equity. The fair value was determined to be $58,520 and is recorded as a debt discount and additional paid-in capital in the accompanying consolidated balance sheet as of December 31, 2016. The debt discount will be amortized as interest expense on a straight-line basis, which approximates the effective interest method, through the maturity date of the note payable.

The note is subordinated to the KeyStone’s current financing facility with Sandy Spring Bank and any successor financing facility. Simple interest accrues on the unpaid principal of the note at a rate equal to the lower of (a) 9% per annum, or (b) the highest rate permitted by applicable law. Interest is payable monthly. The note matures on March 16, 2019. KeyStone was in compliance with the terms of the Avon Road note payable at December 31, 2016.

NOTE 5 — INCOME TAXES

The Company accounts for income taxes in accordance with ASC Topic 740. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect with the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence pursuant to the requirements of ASC Topic 740, including current and historical results of operations, future income projections and the overall prospects of the Company’s business.

The benefit from income taxes for the year ended December 31, 2016 consists of the following:

Current:
State	$11
Deferred:
Federal	(196,826)
State	(23,156)

Benefit from income taxes	$(219,971)

The components of deferred income tax assets and liabilities are as follows at December 31, 2016:

Deferred tax assets:
Amortizable start-up costs	$117,340
Accrued bonuses	52,345
Net operating loss carryforward	89,944

$259,629

Deferred tax liabilities:
Fixed assets	(39,647)

Total deferred tax assets, net	$219,982

The difference between the income tax provision computed at the U.S. Federal statutory rate and the actual tax benefit is accounted for as follows for the year ended December 31, 2016:

U.S. statutory federal rate	34.0%
(Decrease) increase in taxes resulting from:
State income tax rate, net of U.S. Federal benefit	4.0%
Other temporary and permanent arising from S Corp years	(13.2)%
S Corp income prior to merger	62.8%
Other	(2.7)%

Effective tax rate	84.9%

The Company files income tax returns in the United States and in various state and foreign jurisdictions. No U.S. Federal, state or foreign income tax audits were in process as of December 31, 2016.

As more fully disclosed in Note 2, through March 15, 2016, KSI elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, KSI did not pay federal corporate income taxes, and in most instances state income tax, on its taxable income. Thus, for the year ended December 31, 2015, KSI did not have any provision for income taxes.

There was no valuation allowance for deferred tax assets at December 31, 2016, as management believes that the deferred tax assets will be realized through future operations. At December 31, 2016, KeyStone had net operating loss carryforwards of approximately $237,000 which begin to expire in 2036.

For the year ended December 31, 2016 and 2015, KeyStone did not record any interest or penalties related to unrecognized tax benefits. It is the Company’s policy to record interest and penalties related to unrecognized tax benefits as part of income tax expense.

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock

As of December 31, 2015, the authorized, issued and outstanding common shares of KSI were 1,370.

As described in more detail in Note 1, on March 15, 2016, the stockholders of KSI formed KeyStone as a holding company with the same proportionate ownership percentage as KSI. Pursuant to the Merger Agreement, the stockholders exchanged 100% of the outstanding common stock of KSI for 5,000,000 shares newly issued KeyStone common stock, representing 100% of the outstanding common stock. The formation of KeyStone provided for 25,000,000 authorized shares of KeyStone $.0001 par value common stock. As of December 31, 2016, 5,000,000 shares of KeyStone common stock were issued and outstanding.

Series A Cumulative Convertible Redeemable Preferred Stock

The formation of KeyStone provided for 7,500,000 shares of $.0001 par value KeyStone Series A Cumulative Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”).

In November 2016, KeyStone commenced its Reg A Offering (the “Offering”) of up to 3,000,000 Units. Each Unit consisted of one share of Series A Preferred Stock and a warrant to purchase 0.25 shares of the KeyStone’s common stock at an exercise price of $2 per share. The Series A Preferred Stock holders are entitled to quarterly dividends of 7.0% per annum per share.

The Units were sold at $10 per Unit in minimum investment amounts of $5,000. There were three closings related to the sales of the Units (See Note 12). The proceeds, which KeyStone deemed to be fair value from the December 23, 2016 closing (the “First Offering”) totaled $3,015,700 with the issuance of 301,570 preferred shares and 301,570 warrants. The second and third closings occurred on January 23, 2017 and March 21, 2017, respectively (See Note 12). KeyStone will adjust the value of the Series A Preferred Stock to fair (redemption) value at the end of the reporting period. The adjustment to the redemption value will be recorded through equity.

The Series A Preferred Stock holder has a put right to convert each share into common stock at an initial conversion price and a specified price which increases annually based on the passage of time beginning in November 2019. The Series A Preferred Stock holder also has put right after 60 months from the issuance date to redeem any or all of the Preferred Stock at a redemption price of $15 per share plus any accrued but unpaid dividends. KeyStone has a call right after 36 months from the issuance date to redeem all of the Series A Preferred Stock at a redemption price which increases annually based on the passage of time beginning in November 2019. The Series A Preferred Stock contains an automatic conversion feature based on a qualified initial public offering in excess of $30,000,000 or a written agreement by at least two-thirds of the Series A Preferred Stock holders at an initial conversion price and a specified price which increases annually based on the passage of time beginning in November 2016. Based on the terms of the Series A Preferred Stock, the Company concluded that the Series A Preferred Stock should be classified as temporary equity in the accompanying consolidated balance sheet as of December 31, 2016.

As of December 31, 2016, 301,570 shares of preferred stock were issued and outstanding.

The KeyStone Series A Preferred Stock is entitled to quarterly cash dividends of $0.175 (7% per annum) per share. On April 7, 2017, KeyStone paid cash dividends of $75,695 to shareholders of record as of March 30, 2017

The expiration date of the warrant is seven years from the date of issuance. The warrants are required to be measured at fair value at the time of issuance and classified as equity. The Company determined that under the Black-Scholes option pricing model, the fair value at the date of issuance was $141,980.

NOTE 7 — COMMON STOCK OPTION AGREEMENT

On March 16, 2016, two stockholders of KeyStone entered into an option agreement with Avon Road. Under the terms of this agreement Avon Road paid the stockholders $10,000 each (a total of $20,000) for the right to purchase, on a simultaneous and pro-rata basis, up to 2,226,278 shares of KeyStone’s common stock owned by those two shareholders at $1 per share, which was determined to be the fair value. The option agreement has a two-year term which expires on March 16, 2018.

NOTE 8 — COMMITMENTS

Operating Leases

KeyStone leases office space in Chantilly, Virginia under the terms of a ten-year lease expiring October 31, 2019. The lease contains one five-year renewal option. The lease terms include an annual increase in base rent and expenses of 2.75%.

KeyStone also leases office space in New Orleans, Louisiana. The lease is a three-year lease expiring May 31, 2018.

Rent expense for the years ended December 31, 2016 and 2015 was $507,815 and $552,794, respectively, and is included in selling, general and administrative expenses.

As of December 31, 2016, the future obligations over the primary terms of the KeyStone’s long-term leases expiring through 2019 are as follows:

2017	$522,150
2018	489,536
2019	364,390

Total	$1,376,077

KeyStone is the lessor in an agreement to sub-lease office space in Chantilly, Virginia with an initial term of two years with eight one-year options to renew the lease through October 31, 2019. The lease provides for an annual increase in base rent and expenses of 2.90%. The initial term ended October 31, 2011 and KeyStone exercised the renewal options through 2015. On April 7, 2015, the lease was amended to sublease more space to the subtenant and change the rental calculation.

Rent income for the years ended December 31, 2016 and 2015 was $182,534 and $156,375, respectively, and is included in selling, general and administrative expenses as an offset to rent expense in the accompanying consolidated statements of operations.

NOTE 9 — EQUITY INCENTIVE PLAN

In 2016, the Company approved and adopted the 2016 Equity Award Plan (the “2016 Plan”). The 2016 Plan permits the granting of stock options, stock appreciation rights, restricted and unrestricted stock awards, phantom stock, performance awards and other stock-based awards for the purpose of attracting and retaining quality employees, directors and consultants. Maximum awards available under the 2016 Plan were initially set at 870,000 shares. To date, only stock options have been issued under the 2016 Plan.

Stock Options

Stock options granted under the 2016 Plan may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”). ISOs may be granted to employees and NSOs may be granted to employees, directors, or consultants. Stock options are granted at exercise prices as determined by the Board of Directors. The vesting period is generally three to four years with a contractual term of 10 years.

The 2016 Plan is administered by the Administrator, which is currently the Board of Directors of the Company. The Administrator has the exclusive authority, subject to the terms and conditions set forth in the 2016 Award Plan, to determine all matters relating to awards under the 2016 Plan, including the selection of individuals to be granted an award, the type of award, the number of shares of KeyStone common stock subject to an award, and all terms, conditions, restrictions and limitations, if any, including, without limitation, vesting, acceleration of vesting, exercisability, termination, substitution, cancellation, forfeiture, or repurchase of an award and the terms of any instrument that evidences the award.

KeyStone has also designed the 2016 Plan to include a number of provisions that KeyStone’s management believes promote best practices by reinforcing the alignment of equity compensation arrangements for nonemployee directors, officers, employees, consultants and stockholders’ interests. These provisions include, but are not limited to, the following:

No Discounted Awards. Awards that have an exercise price cannot be granted with an exercise price less than the fair market value on the grant date.

No Repricing Without Stockholder Approval. KeyStone cannot, without stockholder approval, reduce the exercise price of an award (except for adjustments in connection with a KeyStone recapitalization), and at any time when the exercise price of an award is above the market value of KeyStone common stock, KeyStone cannot, without stockholder approval, cancel and re-grant or exchange such award for cash, other awards or a new award at a lower (or no) exercise price.

No Evergreen Provision. There is no evergreen feature under which the shares of common stock authorized for issuance under the 2016 Plan can be automatically replenished.

No Automatic Grants. The 2016 Plan does not provide for “reload” or other automatic grants to recipients.

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Administrator.

No Tax Gross-Ups. The 2016 Plan does not provide for any tax gross-ups.

No Liberal Change-in-Control Definition. The change-in-control definition contained in the 2016 Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

“Double-trigger” Change in Control Vesting. If awards granted under the 2016 Plan are assumed by a successor in connection with a change in control of KeyStone, such awards will not automatically vest and pay out solely as a result of the change in control, unless otherwise expressly set forth in an award agreement.

No Dividends on Unearned Performance Awards. The 2016 Plan prohibits the current payment of dividends or dividend equivalent rights on unearned performance-based awards.

Limitation on Amendments. No amendments to the 2016 Plan may be made without stockholder approval if any such amendment would materially increase the number of shares reserved or the per-participant award limitations under the 2016 Plan, diminish the prohibitions on repricing stock options or stock appreciation rights, or otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of the principal exchange on which KeyStone’s shares are traded.

Clawbacks. Awards based on the satisfaction of financial metrics that are subsequently reversed, due to a financial statement restatement or reclassification, are subject to forfeiture.

When making an award under the 2016 Plan, the Administrator may designate the award as “qualified performance-based compensation,” which means that performance criteria must be satisfied in order for an employee to be paid the award. Qualified performance-based compensation may be made in the form of restricted common stock, restricted stock units, common stock options, performance shares, performance units or other stock equivalents. The 2016 Plan includes the performance criteria the Administrator has adopted, subject to stockholder approval, for a “qualified performance-based compensation” award.

A summary of stock option activity under the Company’s 2016 Plan for the year ended December 31, 2016 is as follows:

	Number of Shares Subject to Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance at January 1, 2016	—	$—	—
Granted	25,000	2.50	9.45
Exercised	—	—	—
Cancelled	—	—	—

Balance at December 31, 2016	25,000	$2.50	9.45

Excercisable at December 31, 2016	25,000	$2.50	9.45

Vested and expected to vest at December 31, 2016	25,000	$2.50	9.45

The Company recorded $26,844 of compensation expense relating to the option grant for the year ended December 31, 2016. The intrinsic value of the stock options granted in fiscal year 2016 was zero because the market price of the common stock underlying the options did not exceed the exercise price at grant date or at December 31, 2016. No stock options were granted or outstanding prior to 2016. The total fair value of shares that became vested after grant during the year ended December 31, 2016 was zero.

As of December 31, 2016, there was no unrecognized compensation cost related to unvested stock options granted under the 2016 Plan.

NOTE 10 — EMPLOYEE BENEFIT PLAN

KeyStone has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the “Code”) (the “401(k) Plan”) which was amended on January 1, 2013, as required by the Code. Pursuant to the amended 401(k) Plan, KeyStone will make nondiscretionary “safe harbor” matching contributions of 100% of the participant’s salary deferrals up to 3%, and 50% of the next 2%, of a participant’s compensation for all participants. The amount of contributions recorded by KeyStone in 2016 and 2015 was $140,612 and $114,741, respectively.

NOTE 11 — EARNINGS (LOSS) PER SHARE

The following table provides information relating to the calculation of earnings (loss) per common share:

	Years Ended December 31,
	2016	2015
Basic and diluted (loss) earnings per share
Net (loss) earnings	$(38,984)	$369,395
Less: preferred stock dividends	(5,286)	—

Net (loss) income attributable to common shareholders	$(44,270)	$369,395

Weighted average common shares outstanding - basic and diluted	3,958,619	1,370

Basic and diluted (loss) earnings per share	$(0.01)	$269.63

Potentially dilutive securities excluded due to anti-dilutive effect	70,875	—

For the year ended December 31, 2016, the following potentially dilutive securities were excluded from diluted (loss) earnings per share as the Company had a net loss for the year: 25,000 outstanding stock options, 6,283 for outstanding warrants and 13,542 related to the Series A Preferred Stock. There were no potentially dilutive securities during the year ended December 31, 2015.

(Loss) Earnings Per Share under Two – Class Method

The Series A Preferred Stock has the non-forfeitable right to participate on an as converted basis at the conversion rate then in effect in any common stock dividends declared and, as such, is considered a participating security. The Series A Preferred Stock is included in the computation of basic and diluted loss per share pursuant to the two-class method. Holders of the Series A Preferred Stock do not participate in undistributed net losses because they are not contractually obligated to do so.

The computation of diluted (loss) earnings per share attributable to common stockholders reflects the potential dilution that could occur if securities or other contracts to issue shares of common stock that are dilutive were exercised or converted into shares of common stock (or resulted in the issuance of shares of common stock) and would then share in our earnings. During the periods in which we record a loss attributable to common stockholders, securities would not be dilutive to net loss per share and conversion into shares of common stock is assumed not to occur.

The following table provides a reconciliation of net (loss) to preferred shareholders and common stockholders for purposes of computing net (loss) per share for the year ended December 31, 2016 (there were no outstanding participating securities in 2015):

Year Ended December 31, 2016
Numerator:
Net (loss) earnings from continuing operations	$(38,984)
Less: preferred stock dividends	(5,286)

Net income (loss) attributable to shareholders	$(44,270)

Denominator:
Weighted average common shares outstanding	3,958,619
Participating securities - Series A preferred stock and warrants	6,283

Weighted average shares outstanding	3,964,902

Loss per common share - basic and diluted under two-class method	$(0.01)

(1)	As these shares are participating securities that participate in earnings, but do not participate in losses based on their contractual rights and obligations, this calculation demonstrates that there is no allocation of the loss to these securities.

NOTE 12 — SUBSEQUENT EVENTS

Second Offering Closing

On January 23, 2017, KeyStone completed its second closing of the Series A Preferred Stock offering (the “Offering”). The second closing of the Offering was for the sale of 119,757 Units with each Unit consisting of one share of the Company’s Series A Preferred Stock and a warrant to purchase 0.25 KeyStone Common Shares, exercisable at any time for seven years, at an exercise price of $2.00 per KeyStone Common Share. KeyStone received aggregate gross proceeds of $1,197,570 in the second closing.

Increase of Series A Preferred Stock Designated Shares

On March 20, 2017, KeyStone increased the total number of designated shares of the Series A Preferred Stock from 500,000 to 505,000 shares.

Third and Final Offering Closing

On March 21, 2017, KeyStone completed its third and final closing of the Offering. The third and final sale of 81,000 Units with each Unit consisting of one share of Series A Preferred Stock, and a warrant to purchase 0.25 shares of KeyStone Common Shares, exercisable at any time for seven years, at an exercise price of $2.00 per KeyStone Common Share. KeyStone received aggregate gross proceeds of $810,000 in the third and final closing.

The aggregate total sold in the Offering through and including the third and final closing was 502,327 Units for total gross proceeds to the Company of $5,023,270. The Offering is now closed.

Firestorm Acquisition

On January 25, 2017 (the “Closing Date”), KeyStone acquired Firestorm Solutions, LLC and Firestorm Franchising, LLC (collectively, the “Firestorm Entities” or “Firestorm”).

Membership Interest Purchase Agreement

Pursuant to the terms of the Membership Interest Purchase Agreement (the “MIPA”), by and among KeyStone, each of the Firestorm Entities, each of the Members of the Firestorm Entities, and a newly created acquisition subsidiary of KeyStone, Firestorm Holdings, LLC, a Delaware limited liability company (“Firestorm Holdings”), KeyStone has acquired all of the membership interests in each of the Firestorm Entities for the following consideration:

•	$500,000 in cash in the aggregate paid by KeyStone as of the Closing Date to the three principals (Harry W. Rhulen, Suzanne Loughlin, and James W. Satterfield, collectively the “Firestorm Principals”) of the Firestorm. Of that aggregate amount $250,000 was paid to Mr. Satterfield, and $125,000 was paid to each of Mr. Rhulen and Ms. Loughlin;

•	$1,000,000 in the aggregate in the form of four unsecured, subordinated promissory notes issued by KeyStone payable over five years after the Closing Date, to all the members (consisting of the Firestorm Principals and Lancer Financial Group, Inc. (“Lancer”)) of the Firestorm Entities. The principal amount of the note payable to Lancer is $500,000 (the “Lancer Note”). The principal amount of the note payable to Mr. Rhulen is $166,666.66. The principal amount of the notes payable to each of Mr. Satterfield and Ms. Loughlin is $166,666.67. (The notes payable to Mr. Rhulen, Ms. Loughlin and Mr. Satterfield are individually referred to herein as a “Firestorm Principal Note” and collectively, as the “Firestorm Principal Notes”). The Firestorm Principal Notes are payable at an interest rate of 2% and the Lancer Note is payable at an interest rate of 7%. The Lancer Note also has a capped subordination of $7,000,000, subject to the consent of Lancer;

•	Each of the Firestorm Principals were issued 162,698 shares of the common stock, par value $0.0001 per share, of KeyStone (“KeyStone Common Shares”), for an aggregate issuance of 488,094 KeyStone Common Shares;

•	Each of the Firestorm Principals received warrants to purchase 54,233 KeyStone Common Shares, exercisable over a period of five years after the Closing Date, at an exercise price of $5.00 per share. The form of $5.00 Common Stock Purchase Warrant (the “$5.00 Warrant”); and

•	Each of the Firestorm Principals received warrants to purchase 54,233 KeyStone Common Shares, exercisable over a period of five years after the Closing Date, at an exercise price of $7.00 per share. The form of $7.00 Common Stock Purchase Warrant (the “$7.00 Warrant”).

As the Firestorm acquisition has recently been completed, the Company is currently in the process of completing the purchase price allocation. As a result, the purchase price allocation for Firestorm will be included in the Company’s consolidated financial statements in future periods in 2017.

The following unaudited pro-forma combined financial information gives effect to the acquisition of Firestorm as if it was consummated January 1, 2015. This unaudited pro-forma financial information is presented for information purposes only, and is not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2015 (the beginning of the earliest period presented) or to project potential operating results as of any future date or for any future periods.

	For the year ended December 31,
	2016	2015
Revenues	$13,323,880	$10,584,626
Net income (loss)	$(142,052)	$223,140
Basic earnings (loss) per share	$(0.03)	$0.46
Diluted earnings (loss) per share	$(0.03)	$0.46

In connection with the MIPA, KeyStone has also entered into employment agreements with three of the founders of the Firestorm Entities as set forth below.

Harry W. Rhulen Employment Agreement

The Rhulen Employment Agreement provides that upon the Closing Date his employment agreement will become effective for an initial five-year term as President of KeyStone Solutions, Inc. His base salary will be $275,000 per annum, and he will be eligible for a bonus as determined by the KeyStone’s compensation committee. Mr. Rhulen will also be eligible to receive all such other benefits as are provided by the KeyStone to other management employees that are consistent with the KeyStone’s fringe benefits available to any other officer or executive of the KeyStone. Mr. Rhulen has been granted options to purchase 80,000 KeyStone Common Shares, which shall begin vesting on the one year anniversary of the Closing Date and continue vesting monthly over the following two years, at an exercise price of $3.00 per share.

Suzanne Loughlin Employment Agreement

The Loughlin Employment Agreement provides that upon the Closing Date her employment agreement will become effective for an initial five-year term as General Counsel and Chief Administrative Officer of KeyStone Solutions, Inc. Her base salary will be $225,000 per annum, and she will be eligible for a bonus as determined by the KeyStone’s compensation committee. Ms. Loughlin will also be eligible to receive all such other benefits as are provided by the KeyStone to other management employees that are consistent with the KeyStone’s fringe benefits available to any other officer or executive of the KeyStone. Ms. Loughlin has been granted options to purchase 80,000 KeyStone Common Shares, which shall begin vesting on the one year anniversary of the Closing Date and continue vesting monthly over the following two years, at an exercise price of $3.00 per share.

James W. Satterfield Employment Agreement

The Satterfield Employment Agreement provides that upon the Closing Date his employment agreement will become effective for an initial five-year term as President and Chief Executive Officer of each of the Firestorm Entities. His base salary will be $225,000 per annum, and he will be eligible for a bonus as determined by the KeyStone’s compensation committee. Mr. Satterfield will also be eligible to receive all such other benefits as are provided by the KeyStone to other management employees that are consistent with the KeyStone’s fringe benefits available to any other officer or executive of the KeyStone or its subsidiaries. Mr. Satterfield has been granted options to purchase 50,000 KeyStone Common Shares, which shall begin vesting on the one year anniversary of the Closing Date and continue vesting monthly over the following two years, at an exercise price of $3.00 per share, in connection with the Acquisition.

Brekford Corp. Definitive Agreement

On February 10, 2017, KeyStone and Brekford, Inc. (“Brekford”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to combine the businesses of Brekford and KeyStone. The Merger Agreement provides for Brekford and KeyStone to each engage in merger transactions (the “Mergers”) with separate wholly-owned subsidiaries of Novume Solutions, Inc., a Delaware corporation (“Novume”) and a wholly-owned subsidiary of KeyStone established in 2017. One wholly-owned subsidiary of Novume will merge with and into Brekford, leaving Brekford as a wholly-owned subsidiary of Novume, and KeyStone will merge with and into another wholly-owned subsidiary of Novume (“KeyStone Merger Sub”), with KeyStone Merger Sub surviving such merger.

If the Mergers are completed: (1) each share of Brekford Common Stock issued and outstanding immediately prior to the Mergers and all rights in respect thereof, shall, without any action on the part of any holder thereof, cease to exist and be converted into and become exchangeable for the right to receive 1/15th of a share (the “Brekford Exchange Ratio”) of Novume Common Stock, (2) each share of KeyStone Common Stock issued and outstanding immediately prior to the Mergers and all rights in respect thereof, shall, without any action on the part of any holder thereof, cease to exist and be converted into and become exchangeable for 1.9399 shares of Novume Common Stock (the “KeyStone Common Exchange Ratio”), and (3) each share of KeyStone Preferred Stock and all rights in respect thereof, shall, without any action on the part of any holder thereof, cease to exist and be converted into and become exchangeable for 1 share of Novume Preferred Stock (the “KeyStone Preferred Exchange Ratio”). The Brekford Exchange Ratio, the KeyStone Common Exchange Ratio and the KeyStone Preferred Exchange Ratio have been determined with intent that immediately after the Mergers, the pre-merger stockholders of Brekford will own that such portion of the capital stock of Novume as shall be equal to approximately 20% of the issued and outstanding Novume Common Stock, on a fully-diluted basis, and the pre-merger stockholders of KeyStone will own that portion of the capital stock of Novume as is equal to approximately 80% of the issued and outstanding Novume Common Stock, on a fully-diluted basis.

The number of issued and outstanding shares of Brekford Common Stock and the number of shares of Brekford Common Stock underlying outstanding derivative securities of Brekford, and the number of issued and outstanding shares of KeyStone Common Stock and the number of shares of KeyStone Common Stock underlying outstanding equity instruments of KeyStone, at the time of the Mergers, cannot be determined until the Mergers are completed.

Paul de Bary Stock Option Grant

On January 11, 2017 the Board of Directors (the “Board”) of KeyStone, voted to expand the size of the Board from five members to six members, and to appoint Mr. Paul A. de Bary as an independent director of the Company.

In connection with his appointment as an independent director Mr. de Bary was granted an option to purchase 25,000 shares of KeyStone common stock at an exercise price of $3.00 per share all of which are immediately exercisable.

Employee Stock Option Grant

On January 1, 2017 and February 1, 2017, the Company granted to employees options to purchase an aggregate total of 240,900 shares of KeyStone common stock at exercise prices with ranging from $2.75 to $3.00 per share. The options to purchase 150,900 shares of KeyStone common stock have an exercise price of $3.00 per share and vest annually in equal amounts over a period of three years. The options to purchase 90,000 shares of KeyStone common stock have an exercise price of $2.75 per share with one-third of the options vesting on March 1, 2017 and the balance vesting monthly over the following two years. These options expire ten years from the grant date.

2016 Annual Report Filing Delayed

The Company did not file its 2016 Annual Report on Form 1-K due on May 1, 2017. Despite using its best efforts to prepare the filing in advance of the due date, the Company was unable to timely file its audited consolidated financial statements for the years ended December 31, 2016 and 2015, which are required in the annual report, for the reasons stated above with respect to the changes in the Company’s certifying auditors. The Company is filing its 2016 Annual Report on Form 1-K contemporeanously with this registration statement.

Amending the Merger Termination Date

On May 9, 2017, the Company, together with Brekford Corp. (“Brekford”), Novume Solutions, Inc., KeyStone Merger Sub, Inc., and Brekford Merger Sub, Inc., entered into Amendment No. 1 (the “Amendment”) to that certain Merger Agreement previously entered into by such parties on February 10, 2017 (the “Merger Agreement”). The original terms of the Merger Agreement authorized each of the Company and Brekford to terminate the Merger Agreement if closing of the transactions contemplated under the Merger Agreement did not occur by June 1, 2017 (the “Termination Date”). The Amendment extends the Termination Date until July 31, 2017.

Changes in Issuer’s Certifying Accountant

On May 9, 2017, the Company appointed BD & Company, Inc. (“BD & Company”) as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2015 and 2016.

During the fiscal years ended December 31, 2015 and 2016, and during both the Company’s first quarter of 2017, which ended on March 31, 2017, and the interim period from March 31, 2017 through May 9, 2017, neither the Company nor anyone acting on its behalf consulted with BD & Company regarding (i) the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided that BD & Company concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

KeyStone Units Available for Trading on the OTCQB

On June 6, 2017, KeyStone’s aggregate of 502,327 Units were accepted for quotation on the OTCQB under the trading symbol “KSSNU” and the Units were available for trading on June 7, 2017.

Item 8.	Exhibits

Exhibit No.	Description of Exhibit	Manner of Filing

2.1	Certificate of Incorporation of KeyStone Solutions, Inc.	(1)

2.2	Bylaws of KeyStone Solutions, Inc.	(1)

2.3	Certificate of Designations of Series A Cumulative Convertible Redeemable Preferred Stock	(1)

2.4	Amended Certificate of Designations of Series A Cumulative Convertible Redeemable Preferred Stock	(5)

3.1	Form of Subordinated Note and Warrant Purchase Agreement	(1)

3.2	Form of Subordinated Note	(1)

3.3	Form of Subordinated Note Warrant	(1)

3.4	Form of Unit Warrant	(1)

3.5	Form of $5.00 Firestorm Warrant	(4)

3.6	Form of $7.00 Firestorm Warrant	(4)

3.7	Form of Lancer Unsecured Subordinated Promissory Note	(4)

3.8	Form of Firestorm Principal Unsecured Subordinated Promissory Note	(4)

3.9	Stockholders’ Agreement dated as of March 16, 2016, among the Company, Robert Berman, Avon Road Partners, L.P., James McCarthy, Richard Nathan, Gregory McCarthy and Kevin Berrigan	(1)

3.10	Option Agreement dated as of March 16, 2016, among James McCarthy, Richard Nathan, and Avon Road Partners, L.P.	(1)

3.11	Form of Key Stockholder Agreement of KeyStone	(6)

3.12	Form of Lock-up Agreement	(1)

4.1	Form of Subscription Agreement and Purchaser Questionnaire	(1)

6.1	Employment Agreement, dated March 16, 2016, between the Company and Robert Berman	(1)

6.2	Employment Agreement, dated April 21, 2016, between AOC Key Solutions, Inc. and Greg McCarthy	(7)

6.3	Amended and Restated Employment Agreement, dated April 22, 2016, between the Company and Dr. Richard Nathan	(1)

6.4	James McCarthy Offer Letter, dated April 22, 2016	(1)

6.5	Employment Agreement, dated August 1, 2016, between the Company and Dr. Riaz Latifullah	(2)

6.6	Employment Agreement, dated January 25, 2017, between the Company and Harry Rhulen	(4)

6.7	Employment Agreement, dated January 25, 2017, between the Company and Suzanne Loughlin	(4)

6.8	Employment Agreement, dated January 25, 2017, between the Company and James Satterfield	(4)

Exhibit No.	Description of Exhibit	Manner of Filing

6.9	Extension of Gregory McCarthy Employment Agreement	(7)

6.10	Extension of Dr. Richard Nathan Employment Agreement	(7)

6.11	2016 KeyStone Solutions Equity Award Plan	(1)

6.12	Form of Incentive Stock Option Award	(1)

6.13	Form of Non-Qualified Stock Option Award Agreement	(1)

6.14	Form of Restricted Stock Units Notice of Grant and Agreement	(1)

6.15	Form of Restricted Stock Award Agreement	(1)

6.16	Credit Agreement with Sandy Spring Bank dated September 25, 2015	(1)

6.17	Amendment to Credit Agreement with Sandy Spring Bank dated May 9, 2016	(1)

6.18	Loan and Security Agreement by and between KeyStone Solutions, Inc., AOC Key Solutions, Inc., and Sandy Spring Bank, dated August 11, 2016	(1)

6.19	Membership Interest Purchase Agreement by and among Firestorm Holdings, LLC, KeyStone Solutions, Inc., Firestorm Solutions, LLC, and Firestorm Franchising, LLC, the Members of Firestorm Solutions LLC and the Members of Firestorm Franchising LLC, dated January 25, 2017.	(4)

7.1	Agreement and Plan of Merger, dated March 15, 2016 between the Company, AOC Key Solutions, Inc. and KCS Merger Sub, Inc.	(1)

7.2	Agreement and Plan of Merger dated February 10, 2017, among Novume Solutions, Inc., KeyStone Solutions, Inc., Brekford Corp., KeyStone Merger Sub, Inc., and Brekford Merger Sub, Inc	(6)

8.1	Form of Issuer Custody and Services Agreement	(1)

10.1	Power of Attorney – Reference is made to the signature page of the Offering Statement	(1)

11.1	Consent of BD & Company, Inc.	*

(1)	Previously filed as an exhibit to our Offering Statement on Form 1-A, filed as of May 12, 2016
(2)	Previously filed as an exhibit to our Offering Statement on Form 1-A, filed as of September 2, 2016
(3)	Previously filed as an exhibit to our Offering Statement on Form 1-A, filed as of October 21, 2016
(4)	Previously filed as an exhibit to our Current Report on Form 1-U, filed as of January 26, 2017
(5)	Previously filed as an exhibit to our Current Report on Form 1-U, filed as of March 22, 2017
(6)	Previously filed as an exhibit to the Registration Statement on Form S-4 of Novume Solutions, Inc., filed as of February 10, 2017
(7)	Previously filed as an exhibit to the Pre-Effective Amendment to the Registration Statement on Form S-4 of Novume Solutions, Inc., filed as of June 9, 2017
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Chantilly, Virginia, on June 9, 2017.

KEYSTONE SOLUTIONS, INC.

By:	/s/ Robert A. Berman
Name:	Robert A. Berman
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Berman Robert A. Berman	Chief Executive Officer (Principal Executive Officer) and Director	June 9, 2017

/s/ Riaz Latifullah Riaz Latifullah	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 9, 2017

/s/ James K. McCarthy James K. McCarthy	Chairman of the Board, Director and Chief Strategy Officer	June 9, 2017

/s/ Richard Nathan Dr. Richard Nathan	Director and Chief Operating Officer	June 9, 2017

/s/ Glenn Goord Glenn Goord	Director	June 9, 2017

/s/ Paul de Bary Paul de Bary	Director	June 9, 2017